                                                                       Exhibit 5



July 25, 1996


Board of Directors
First Data Corporation.
401 Hackensack Avenue - 7th Floor
Hackensack, NJ  07601

RE:   First Data Corporation
      Registration Statement on Form S-8


Dear Gentlemen:

As Senior Counsel of First Data Corporation, a Delaware corporation (the"Company"), I have participated in the preparation and the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of Common Stock, $.01 par value, of the Company (the "Registered Common Stock") issuable under the First Data Corporation Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Securities were authorized for issuance, offering and sale by the Board of Directors of the Company by resolutions duly adopted on May 15, 1996.

I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express the opinions set forth below. Based upon and subject to the foregoing, it is my opinion that:

      The Registered Common Stock, when issued, sold and delivered in the manner and for the consideration stated in the Employee Stock Purchase Plan and the Registration Statement will be duly authorized and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Corporation's Registration Statement on Form S-8 relating to the Securities and to the reference made to me under the heading "Legal Matters" set forth in the prospectus forming a part of said Registration Statement.


Sincerely,

/s/ PATRICIA A. WINCHELL
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Patricia A. Winchell

PAW/pp